SECURITIES AND EXCHANGE COMMISSION
                           Washington, D.C. 20549

                                  FORM 15

       CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER
   SECTION 12(g) OF THE SECURITIES EXCHANGE ACT OF 1934 OR SUSPENSION OF DUTY TO FILE REPORTS UNDER SECTIONS 13 AND 15(d) OF THE SECURITIES
                            EXCHANGE ACT OF 1934.

                         Commission File No. 1-4957
                           Nalco Chemical Company
                          -----------------------
           (Exact name of registrant as specified in its charter)


 One Nalco Center, Naperville, Illinois 60563-1198, Telephone: (630) 305-1000
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  (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)


                           6 1/4% Notes due 2008
                           ---------------------
          (Title of each class of securities covered by this Form)


                                    None
    (Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)

         Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

     Rule 12g-4(a)(1)(i)       |_|          Rule 12h-3(b)(1)(i)       |X|
     Rule 12g-4(a)(1)(ii)      |_|          Rule 12h-3(b)(1)(ii)      |_|
     Rule 12g-4(a)(2)(i)       |_|          Rule 12h-3(b)(2)(i)       |_|
     Rule 12g-4(a)(2)(ii)      |_|          Rule 12h-3(b)(2)(ii)      |_|
                                            Rule 15d-6                |_|

         Approximate number of holders of record as of the certification or notice date: fifteen

         Pursuant to the requirements of the Securities and Exchange Act of 1934, Nalco Chemical Company has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.


Date: January 17, 2000                    NALCO CHEMICAL COMPANY

                                          By:   /s/ Stephen D. Newlin
                                               ----------------------
                                               Name:   Stephen D. Newlin
                                               Title:  President